Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Announces Final Results of Dutch
Auction Tender Offer

BEDFORD, MASS. - April 24, 2009 - Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, today announced the final results of its modified Dutch Auction tender offer, which expired at 5 p.m., New York City time, on Friday, April 17, 2009.

In accordance with the terms and conditions of the tender offer, Aware has accepted for purchase 3,500,252 shares of its common stock (including the associated preferred share purchase rights) at a purchase price of $2.50 per share, for a total cost of $8,750,630 (excluding fees and expenses relating to the tender offer). The shares accepted for purchase represent approximately 15% of Aware’s outstanding shares of common stock as of April 22, 2009.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 3,500,252 shares of common stock (including shares tendered by notice of guaranteed delivery and the associated preferred share purchase rights) were properly tendered and not withdrawn at a price of $2.50 per share or less. Accordingly, there will be no proration of tenders received in the tender offer. The shares purchased in the tender offer include the 3,500,000 shares Aware offered to purchase and 252 shares that Aware elected to purchase pursuant to its right to purchase up to an additional 2% of the shares outstanding immediately prior to the commencement of the tender offer.

Payment of the shares accepted for purchase, and the return of all other shares tendered but not accepted for payment, will be made promptly by the depositary. As a result of the completion of the tender offer, immediately following payment for the tendered stock, Aware expects that approximately 19,780,952 shares of its common stock will be issued and outstanding.

Aware, Inc. Announces Final Results of Dutch Auction Tender Offer	Page 2

Georgeson Securities Corporation acted as the dealer manager for the tender offer and the information agent was Georgeson Inc.

About Aware, Inc.
Aware is a leading technology supplier for the telecommunications and biometrics industries. For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations and continues to develop and market DSL silicon intellectual property and test and diagnostics products. Its StratiPHY™ IP product line supports DSL standards, including ADSL2+ and VDSL2, and has been broadly licensed to leading semiconductor companies. Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to help provision DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging. Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts. www.aware.com

Forward-Looking Statements
This press release may contain forward-looking statements. These statements are not guarantees of future performance. Additional cautionary statements regarding risks that could have an effect on the future performance of Aware are contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Aware, Dr. DSL and StratiPHY are trademarks or registered trademarks of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: aware@aware.com